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                                                                     Exhibit 23A


Consent of Arthur Andersen LLP

The Company's financial statements for the year ended September 30, 2001, incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 2003, were audited by Arthur Andersen LLP ("Andersen"). Subsequently, Andersen was dismissed as the Company's independent auditors.

Section 11(a) of the Securities Act of 1933 (the "Act") provides that in case any part of a registration statement, at the time it became effective, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading, any person acquiring a security pursuant to the registration statement (unless at the time of such acquisition he knew of the untruth or omission) may sue, among others, any accountant who has consented to be named in the registration statement as having prepared or certified such part of the registration statement. After reasonable efforts, the Company has been unable to obtain the consent of Andersen to the incorporation by reference in this Registration Statement of Andersen's reports on its audit of the Company's financial statements referred to above. Under these circumstances, Rule 437a under the Act permits the Company to file this Registration Statement without such consents. Without such consents, a person acquiring shares of the Company pursuant to this Registration Statement will be unable to assert a claim against Andersen under Section 11(a) of the Act in the event of an untrue statement of material fact or a material omission in the financial statements audited by Andersen or in its reports with respect thereto.


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